Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Income Trust on Form N-1A ("Registration Statement") of our report dated December 22, 2015, relating to the financial statements and financial highlights which appears in the October 31, 2015 Annual Report to Shareholders of Deutsche Ultra-Short Duration Fund (to be renamed Deutsche Fixed Income Opportunities Fund on August 1, 2016), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 26, 2016